[LETTERHEAD OF DELOITTE & TOUCHE LLP]

            November 8, 1994

            Avondale Industries, Inc.
            Post Office Box 50280
            New Orleans, Louisiana  70150

            We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Avondale Industries, Inc. and subsidiaries for the periods ended September 30, 1994 and 1993, as indicated in our report dated November 8, 1994; because we did not perform an audit, we expressed no opinion on that information.

            We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, is incorporated by reference in Registration Statement No. 33-31984 on Forms S-8 and S-3.

            We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



            DELOITTE & TOUCHE LLP